Exhibit 99.1

News Release

Edgewise Therapeutics Reports First Quarter 2024 Financial Results and Recent Business Highlights

– Announced positive two-year topline results of sevasemten ARCH open label trial and advanced GRAND CANYON pivotal cohort in Becker –

–Positive interim topline data for DUNE trial of sevasemten in Becker –

– Expanded Phase 2 LYNX trial of sevasemten in Duchenne –

– Anticipated to overenroll Phase 2 FOX trial in Duchenne boys previously treated with gene therapy –

– Initiated Phase 2 CIRRUS-HCM trial of EDG-7500 in patients with obstructive HCM –

Boulder, Colo., (May 9, 2024) – Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today reported financial results for the first quarter of 2024 and recent business highlights.

“2024 is off to a great start with tremendous progress on our skeletal and cardiac muscle programs,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “Most recently, we initiated our Phase 2 CIRRUS-HCM trial of EDG-7500 and announced positive 2-year topline data from our ARCH open label trial in Becker. We expect significant catalysts on our programs throughout this year including data from the CANYON and CIRRUS studies.”

Recent Highlights

Musculoskeletal Program / Sevasemten

Becker Muscular Dystrophy (Becker)

Sevasemten is an orally administered small molecule designed to prevent contraction-induced muscle damage in dystrophinopathies including Becker and Duchenne muscular dystrophy. There are currently no approved therapies for individuals with Becker, a serious genetic, progressive neuromuscular disorder with significant unmet need.

ARCH open-label trial in Becker: The Company announced positive two-year topline results from the ARCH trial, an open label, single-center trial assessing safety, tolerability, impact on muscle damage biomarkers, pharmacokinetics (PK) and functional measures with sevasemten in adults with Becker. The ARCH trial evaluated sevasemten administered daily over two years in adults with Becker. Sevasemten was well-tolerated in all 12 participants with no discontinuations or dose reductions due to adverse events.  During two years of sevasemten treatment, participants’ North Star Ambulatory Assessment (NSAA) scores stabilized and continued to diverge relative to declines reported across multiple Becker natural history studies.1, 2,3 In addition, significant decreases in key biomarkers of muscle damage including creatine kinase (CK) and fast skeletal muscle troponin I (TNNI2) were observed in participants treated with sevasemten, which are consistent with prior observations. The positive results from the two-year ARCH trial further support the hypothesis that a reduction in contraction-induced muscle damage has the potential to preserve and improve muscle function and disease progression in Becker.

CANYON Phase 2 placebo-controlled trial in adults with Becker: CANYON, the largest interventional Becker trial to date, includes 40 adults and 29 adolescents with a sevasemten treatment period of 12 months. The primary endpoint of CANYON is change in CK over the treatment period with additional measures collected, including NSAA, 100-meter timed test, biomarkers of muscle damage and MRI. The Company expects to report CANYON data in the fourth quarter of 2024.

GRAND CANYON, a global pivotal cohort in Becker: GRAND CANYON, an expansion of the CANYON placebo-controlled trial, is a multicenter, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of sevasemten in adults with Becker. The primary endpoint of GRAND CANYON is change in NSAA. In addition, other functional assessments, biomarkers of muscle damage and safety will be assessed. GRAND CANYON is an 18-month cohort anticipated to recruit approximately 120 individuals with Becker, aged between 18 and 50 years old and a NSAA score between 5 and 32, at up to 50 sites in 10 countries. Data from GRAND CANYON, if positive, could support a marketing application. To learn more, go to clinicaltrials.gov (NCT05291091) or the GRAND CANYON microsite: https://www.beckergcstudy.com.

DUNE Phase 2 Exercise Challenge trial in adults with Becker, LGMD2I or McArdle disease:  The Company continues to advance the DUNE Phase 2 Exercise Challenge study. This 16-week randomized, double-blind, placebo-controlled study with an open label extension to 78 weeks, assesses safety, PK, and biomarker response to exercise in adults with Becker, limb-girdle muscular dystrophy type 2I (LGMD2I) or McArdle disease. Unlike Becker, LGMD2I is a muscular dystrophy caused by a dysfunctional dystroglycan complex while McArdle is caused by deficiencies in glycogen mobilization leading to metabolic crisis and injury of skeletal muscle.

The study was designed with a 3-week screening period, which included a controlled exercise challenge and subsequent biomarker analysis, principally CK and TNNI2, followed by a 16-week double-blind period in which participants were randomized 2:1 to receive once-daily treatment with sevasemten (15 mg) or matching placebo. At week 12, participants underwent a second controlled exercise challenge to determine whether treatment with sevasemten conferred protection against exercise induced muscle damage.

Topline interim results showed that sevasemten was well tolerated across all 21 participants (Becker (n=9), LGMD2I (n=9) and McArdle (n=3)). Biomarker reductions in the Becker cohort were consistent with results observed in the ARCH trial, including statistically significant decreases in TNNI2 and CK versus patients on placebo; sevasemten treatment significantly reduced mean CK by 45% (p<0.05 vs placebo) and TNNI2 by 89% (p<0.05 vs placebo). Over the 24 hours post-exercise, sevasemten treatment also significantly reduced biomarkers of muscle damage associated with exercise with a mean post-exercise reduction of CK of 49% (p<0.001 vs placebo) and TNNI2 of 75% (p=0.07 vs placebo).

Biomarker data from the LGMD2I and McArdle cohorts are currently inconclusive and would likely require additional participants to interpret any response. The Company, in partnership with Dr. John Vissing, the lead investigator for DUNE, are continuing to compile and analyze the data which will be presented in full at a future medical meeting.

DUNE represents the first placebo-controlled trial with sevasemten in individuals with Becker. The preliminary data from DUNE, combined with the 2-year observations from ARCH, continue to support the hypothesis that protecting fast muscle fibers with sevasemten limits contraction-induced muscle damage and offers the potential to halt disease progression in individuals with Becker.

Duchenne Muscular Dystrophy

LYNX Phase 2 trial in boys with Duchenne: LYNX is a 2-part multi-center, dose-finding Phase 2 trial to evaluate the effect of sevasemten on safety, PK, and biomarkers of muscle damage in over 60 children aged 4 to 9 years with Duchenne treated with oral, once-daily sevasemten. The trial will also explore changes in functional measures such as NSAA, stride velocity 95th centile (SV95%) and self-reported/caregiver-reported outcomes. Part A of the trial will include a 12-week, randomized, double-blind, placebo-controlled dose ranging study period, followed by Part B, a 92-week open-label extension. Dosing in Part B was adjusted to a previously studied dose, based on the interim analysis of the higher dose for safety as well as assessment of biomarkers of muscle damage in that cohort.

LYNX was designed to identify a Phase 3 dose of sevasemten that will reduce biomarkers of muscle damage and has the potential to provide functional benefit to individuals with Duchenne. To date, across five cohorts, sevasemten achieved exposures predicted to provide benefit based on preclinical models and was observed to be safe and well tolerated. Moreover, decreases in biomarkers of muscle damage with sevasemten treatment were observed. This observation provides confidence that exposures are achieving target levels and the Company is initiating a 6th cohort to validate observations thus far.

The Company plans to report LYNX data, including safety, PK, changes in biomarkers of muscle damage and functional changes in NSAA and SV95 in the fourth quarter of 2024. The Company will rely on LYNX data, along with data from the FOX trial of Duchenne boys previously treated with gene therapy, to guide the design and powering of a Phase 3 trial in Duchenne, planned to be initiated in the first half of 2025. For more information on LYNX go to clinicaltrials.gov to learn more about this trial (NCT05540860).

FOX Phase 2 trial in boys with Duchenne (previously treated with gene therapy): The Company is advancing FOX, a Phase 2 placebo-controlled trial to assess the effect of sevasemten over 12 weeks on safety, PK and biomarkers of muscle damage in children and adolescents aged 6 to 14 years with Duchenne who have been previously treated with gene therapy. The trial will also explore changes in functional measures such as NSAA, SV95% and self-reported/caregiver-reported outcomes. The Company expects to substantially overenroll the trial from the original plan of 24 participants. There has been exceptional enthusiasm from the Duchenne community for this trial, evident in the Company’s ability to complete the trial’s enrollment within two months. Go to clinicaltrials.gov to learn more about this trial (NCT06100887).

Received Orphan Drug from the European Medicines Agency (EMA) and Fast Track from the U.S. Food & Drug Administration (FDA): The EMA granted Orphan Drug Designation (ODD) for sevasemten for the treatment of Becker and for the treatment of Duchenne in April 2024. The FDA granted sevasemten Fast Track designation for the treatment of Duchenne in February 2024. The FDA previously granted ODD for the treatment of Duchenne and Becker, Rare Pediatric Disease Designation for the treatment of Duchenne and Fast Track designation for sevasemten for the treatment of Becker.

Cardiovascular Program / EDG-7500

EDG-7500 is a novel oral, selective, cardiac sarcomere modulator, specifically designed to slow early contraction velocity and address impaired cardiac relaxation associated with hypertrophic cardiomyopathy (HCM) and other diseases of diastolic dysfunction. Preclinical data in models of both obstructive and non-obstructive HCM suggest the ability to drive a broadly effective clinical response at a low risk of decreasing left ventricular ejection fraction below normal at all doses tested. Based on EDG-7500’s self-limiting effect on systolic contraction observed in preclinical models, the Company plans to investigate fixed-dose regimens of EDG-7500, thus potentially avoiding intensive safety monitoring of patients on current therapy.

Phase 2 CIRRUS-HCM trial of EDG-7500: In April 2024, the first patient was dosed in CIRRUS-HCM, a multi-center, two-part, open-label trial of EDG-7500 in patients with obstructive HCM at up to 20 clinical sites in the U.S. The trial will evaluate the safety, tolerability, PK and pharmacodynamics of EDG-7500 in up to thirty adults with obstructive HCM. Participants enrolled in this trial will receive EDG-7500 as a single oral dose and will have the option of then receiving multiple oral doses for 28 days. To learn more about this trial (NCT06347159), go to clinicaltrials.gov.

Phase 1 Trial of EDG-7500: The Company is continuing the randomized, placebo-controlled, single and multiple ascending dose Phase 1 trial evaluating safety, tolerability, PK and pharmacodynamics in healthy adults. To learn more about this trial (NCT06011317), go to clinicaltrials.gov.

The Company expects to report data from the single dose arm of CIRRUS-HCM and the Phase 1 trial of EDG-7500 in healthy volunteers in the third quarter of 2024. Furthermore, the Company expects to initiate a 28-day trial in patients with obstructive and non-obstructive HCM in the second half of 2024. The Company also expects to begin an open-label extension trial of EDG-7500 in the fourth quarter of 2024.

Strengthened Engagement with the Scientific and Patient Communities

Musculoskeletal Program / sevasemten

The Company continued its education and outreach on its musculoskeletal program with the medical and patient communities, including presentations at the Muscular Dystrophy Association Clinical and Scientific Conference, the American Academy of Neurology 2024 Annual Meeting and the 8th International Myology Congress. The Company continues to sponsor and participate in numerous other clinician and patient-focused events.

Cardiovascular Program / EDG-7500

The Company sponsored and attended several cardiovascular-focused conferences, building relationships with the medical and patient communities. During the quarter, the Company presented preclinical data on the effects of EDG-7500 in a model of non-obstructive HCM at the American College of Cardiology's 2024 Annual Scientific Session.

First Quarter Financial Results

Cash, cash equivalents and marketable securities were approximately $532.8 million as of March 31, 2024.

Research and development (R&D) expenses were $27.7 million for both the first quarter of 2024 and for the immediately preceding quarter. During the first quarter of 2024 there was an additional $1.8 million in clinical trial expenses for the sevasemten and EDG-7500 clinical programs from increasing clinical trial enrollment, and $0.3 million of higher personnel-related costs. These increases were offset by a $1.1 million decrease in drug discovery and preclinical costs, a $0.8 million decrease in costs related to the formulation, manufacture and clinical supply of our drug product candidates, and a $0.2 million decrease in other allocated costs.

General and Administrative (G&A) expenses were $7.1 million for the first quarter of 2024, compared to $6.2 million for the immediately preceding quarter. The increase of $0.9 million was primarily driven by $0.6 million in increased professional and consulting costs and $0.3 million in personnel-related costs.

Net loss and net loss per share for the first quarter of 2024 was $28.5 million or $0.33 per share, compared to $30.1 million or $0.47 per share for the immediately preceding quarter.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction, currently in Phase 2 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X (formerly Twitter), Facebook, Instagram and Threads.

References

[1] Bello L, et al. Functional changes in Becker muscular dystrophy: implications for clinical trials in dystrophinopathies. Sci Rep. 2016;6:32439. doi:10.1038/srep32439

[2] van de Velde NM, et al. Selection approach to identify the optimal biomarker using quantitative muscle MRI and functional assessments in Becker muscular dystrophy. Neurology. 2021;97(5):e513-e522. doi: 10.1212/WNL.0000000000012233.

[3] De Wel B, et al. Lessons for future clinical trials in adults with Becker muscular dystrophy: disease progression detected by muscle magnetic resonance imaging, clinical and patient-reported outcome measures. Eur J Neurol. 2024:e16282. doi:10.1111/ene.16282. Online ahead of print.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s product candidates and programs, including sevasemten and EDG-7500; statements regarding Edgewise’s expectations relating to its clinical trials, including timing of reporting data (including the CANYON Phase 2 trial, LYNX Phase 2 trial, the single dose arm of CIRRUS-HCM and the Phase 1 trial of EDG-7500 in healthy volunteers); statements regarding the advancement of Edgewise’s research and development programs; the timing of the initiation of a Phase 3 trial of sevasemten in Duchenne, a 28-day trial in patients with obstructive and non-obstructive HCM and an open-label extension trial of EDG-7500; the possibility of data from GRAND CANYON to support a marketing application; statements regarding Edgewise’s pipeline of product candidates and programs; statements regarding Edgewise’s anticipated milestones; statements regarding potential overenrollment of the FOX Phase 2 trial; and statements by Edgewise’s President and Chief Executive Officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete clinical trials for, obtain approvals for and commercialize any of its product candidates; Edgewise’s ability to take advantage of potential benefits associated with designations granted by FDA and/or to maintain qualifications for applicable designations over time; the timing, progress and results of clinical trials for sevasemten and EDG-7500; Edgewise’s ability to enroll and maintain patients in clinical trials; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; the potential that the outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference into this press release.

Edgewise Therapeutics, Inc.

Condensed Statement of Operations

(in thousands except share and per share amounts, unaudited)

	Three months ended
	March 31, 2024	December 31, 2023
Operating expenses:
Research and development	$27,694	$27,684
General and administrative	7,059	6,178
Total operating expenses	34,753	33,862
Loss from operations	(34,753)	(33,862)
Interest income	6,228	3,719
Net loss	$(28,525)	$(30,143)
Net loss per share - basic and diluted	$(0.33)	$(0.47)
Weighted-average shares outstanding, basic and diluted	87,567,307	64,774,775

Edgewise Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands, unaudited)

	March 31,	December 31,
	2024	2023
Assets
Cash, cash equivalents and marketable securities	$532,759	$318,393
Other assets	21,047	21,642
Total assets	$553,806	$340,035
Liabilities and stockholders' equity
Liabilities	18,865	21,205
Stockholders' equity	534,941	318,830
Total liabilities and stockholders' equity	$553,806	$340,035

###

Edgewise Contacts
Investors:
Michael Carruthers, Chief Financial Officer
ir@edgewisetx.com

Media:
Maureen Franco, VP Corporate Communications
media@edgewisetx.com